Exhibit 99.3

PORTION DOWN SCIENCE PARK

TENANCY AGREEMENT

TO BE USED ONLY WHERE GRANTED FOR A TERM NOT EXCEEDING 3 YEARS

PARTICULARS

Date: 20th 2001

Tenant:	Name:	Regma Bio Technologies Limited
	Address:	26 Fernshaw Road London SW 10 OTF
Guarantor: (if any)	Name:
Address:

Property: Description Laboratories Rooms 16 (c) and (d) 22 (a) and (b) and 23 Offices Rooms 16(a) and (b) Building 227 Porton Down Science

Park Porton Down Wiltshire

*Shown edged red on the attached plan

The Establishment: Portion Down Science Park DST Portion Down Wiltshire

Term Commencement Date: 10 09 2001

Term: 3 years

Rent: L33,155 per annum payable quarterly in advance exclusive of VAT

First Payment: L in respect of the period from 2001 to 2001

First Rent Payment Date: 2001 or (if not date stated) the date of this Agreement

Notice Period (if applicable) 3 months notice

Permitted Use Laboratories Rooms 16 (c) and (d) 22 (a) and (b) and 23 Offices Rooms 16 (a) and (b) Building 227

We hereby agree to be bound by the terms of this tenancy agreement as set out in the above Particulars and terms and conditions following

SIGNED on behalf of the Landlord	/s/ illegible (duly authorised)
SIGNED by/on behalf of the Tenant	______________________ (in person/duly authorised director if a Company)
SIGNED by/on behalf of the Guarantor,	______________________ (in person/duly authorised director if a Company)

TERMS AND CONDITIONS

AN AGREEMENT made on the date specified in the Particulars between (1) Tetricus Limited of DST Portion Down Salisbury Wiltshire SP4 OJQ ("the Landlord") for and on behalf of Her Majesty (2) the Tenant defined in the Particulars and (3) the Guarantor (if any) defined in the Particulars

WHEREBY IT IS AGREED as follows:

1. In this Agreement

1.1 the expression "the Particulars" means the Particulars appearing under the heading "Paiticulars" which are included in and form part of this Agreement and the meanings of works and expressions used in the Particulars shall be the meanings for the purposes of this Agreement; and

1.2 the expression "the Property" means the Property described in the Particulars and each and every part thereof and includes:

(i) the whole of any non-structural walls wholly within the Property

(ii) the non-structural finishes facings or coverings to the interior of any walls partitions floor slabs or joists and ceiling slabs or joists which bound the Property and to any columns or structural walls therein

(iii) the whole of the doors and windows (including door and window glass) fitted in the walls within and which bound the Premises and their frames and fixings

(iv) any Conduits therein which exclusively serve the Property

(v) any landlords fixtures and fittings within the Property

BUT EXCLUDES:

(a) the structure of any walls partitions floor and ceiling slabs or joists bounding the Property and of the columns or structural walls therein except as mentioned in paragraphs (i) and (ii) above

(b) any Conduits other than those exclusively serving the Property

1.3 the expression "the Building" means Building 227 at the Establishment

1.4 the expression "the Conduits" means channels drains and watercourses pipes cables and other service media

2. THE Landlord agrees to let and the Tenant agrees to take the Property described in the Particulars and more particularly described in the first Schedule hereto which property forms part of the Establishment on and from the Term Commencement Date for the Term and paying the Rent the First Payment to be made on the First Rent Payment Date and subsequent payments to be made at the times stated in the Particulars

3. THE Landlord agrees that unless prevented by circumstances outside the control of the Landlord the Landlord will use reasonable endeavors to provide the following services to the Property free of charge

(a) heat and electricity and domestic quantities of gas and water and domestic sewerage
(b) car parking
(c) clearing of common areas
(d) site management
(e) establishment security and reception and
(f) subject to payment by the Tenant according to use access to other Establishment facilities at the discretion of the Landlord subject to availability arid to separate payment by the Tenant according to use

PROVIDED THAT the Landlord shall have no responsibility for any diminution in pressure quantity or quality interruption or cessation of supplies of heating and electricity.

4.

4.1 If a Notice Period is stated in the Particulars this Agreement may be determined by written notice of not less than the Notice Period served by either party on the other party in accordance with clause 7.5 below and expiring on or after the time specified in the Notice Period Particulars

4.2 This Agreement shall terminate automatically immediately prior to the grant of any new tenancy of or including the Property to the Tenant

5. THE Tenant agrees with the Landlord as follows,

5.1 To pay interest at the rate of 3% above the base rate from time to time of National Westminster Bank plc in respect of any Rent or other sum due under this Agreement which remains unpaid for seven days from the due date in respect of the period from the date upon which the such sum was due until the date upon which the same is paid

5.2 To keep the Property (including all fixtures plant and equipment therein and the glass in the windows but excluding any pipes cables and other services the use of which is reserved to the Landlord) -clean and in good and tenant able repair and working order and decorative condition (fair wear and tear excepted)

5.3 In the presence of the Tenant (except in case of emergency) to permit the Landlord or his officers agents or servants with or without workmen and others to enter on the Property at any reasonable time and upon no less than one day's prior written notice for the purpose of viewing the condition thereof and inspecting the fire appliances or of doing repairs or making alterations either to the Property or to any adjoining property or to any apparatus plant equipment fixtures and fittings in or under the, Property belonging to or used by the Landlord and to make good to the reasonable satisfaction of the Landlord all defects therein for which the Tenant is liable hereunder and of which written notice shall be given by the Landlord PROVIDED THAT the Landlord and all persons authorised by the Landlord shall cause as little disturbance as possible and make good any damage caused

5.4 Not to affix or permit to be affixed any wireless or television aerial brackets stays or ancillary wiring on or to the exterior of the Property until written approval has been given by the Landlord such approval not to be unreasonably withheld or delayed and then only in accordance with any reasonable conditions he may impose

5.5 Not to exhibit in or upon the exterior of the Property any advertisement signs posters or name plates whatsoever without the written consent of the Landlord such consent not to be unreasonably withheld or delayed

5.6

5.6.1 Not to make any structural alterations in or additions to the Property or the Landlord's fixtures and fittings plant and equipment therein or thereon nor to do or suffer to be done any damages to the Property or the Landlord's fixtures and fittings plant or equipment therein or thereon or the water heating and lighting apparatus (fair wear and tear excepted)

5.6.2 Not to make any non-structural alterations to the Property without the prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed) and in accordance with drawings and specifications submitted to the Landlord and at the determination of the tenancy to deliver up the same in clean condition and reinstated (if required by the Landlord) and otherwise in accordance with all of the agreements on the part of the Tenant herein contained

5.7 Not to assign undelete grant any licence in respect of or share or part with the possession of the Property or any part thereof

5.8 Not to do or permit or suffer to be done on the Property or any part thereof any act or thing which shall or may be or become a nuisance or damage to the Landlord or his tenants or the occupiers of any adjoining or neighboring property

5.9 Not to carry out any development of in or on the Property which would require planning permission under the Town & Country Planning Act 1990 (",the Planning Act") nor to use or permit or suffer the Property to be used otherwise than for the Permitted Use Provided that nothing in this Agreement shall imply or warrant that the Property is authorised for use in accordance with the Planning Act or any other legislation and the Tenant hereby acknowledges and admits that neither the Landlord or his agent have given or made any representations or warranties in respect thereof

5.10 To give full particulars to the Landlord within fourteen days of the receipt hereof of any notice relating to the Property served on the Tenant by a local planning authority under or by virtue of the Planning Act and if so required by the Landlord to produce the same to him

5.11 Not to do or omit or suffer to be done or omitted any act matter or thing in or respecting the Property which shall contravene any of the provisions of the Planning Act

5.12 Not to do or permit anything on the Property which may cause any insurance (if any) effected by the Landlord on or in respect of the Establishment to become void or voidable or which may increase any premiums payable for any such insurance and to comply with the regulations conditions and requirements of any such insurance

5.13 Not at any time to store on the Property any explosive or petroleum spirit or any other articles of inflammable or dangerous nature without the written consent of the Landlord such consent not to be unreasonably withheld or delayed and if such consent shall be given to obtain any necessary licences for such storage including those in accordance with the provisions of the Explosive Acts of 1875 and 1923 or any statute for the time being re-enacting amending the same and to produce the current licences to the Landlord whenever required and to comply with any reasonable requirements of the Landlord or the local authority in regard to such storage

5.15.1 To take all practicable precautions to ensure that no noxious substances are spilled or deposited on the Property and that contamination of the Property does not occur

5.15.2 Within one month after service upon the Tenant of notice of rededication to carry out the rededication works (if any) specified in the notice and if the Tenant shall not within two mouth after service of such notice or (in case of emergency) immediately after service of such notice commence and thereafter proceed diligently with the execution of such rededication works then to permit the Landlord and all persons authorised by it to enter upon the Property and to execute the necessary rededication works the reasonable and proper cost of which shall be paid by the Tenant on demand and if not so paid the cost shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action notwithstanding the determination by whatsoever means of the terms of this Agreement

5.15.3 Not to deposit on the Property any controlled waste as defined in Section 75 of the Environmental Protection Act 1990 or special waste as defined in the Control of Pollution Act 1990 or special waste as defined in the Control of Pollution (Special Waste) Regulations 1980 or radioactive waste as defined in Section 18 of the Radioactive Substances Act 1960 or any re-enactment thereof or any other substance which may produce concentrations or accumulations of noxious gases or noxious liquids which may cause pollution of the environment or harm to human health

5.15.4 Within 14 days of the occurrence of a Notifiable Event to inform the Landlord of its occurrence and to permit the Landlord to enter and inspect the Property

"Notifiable Event" means the spilling or deposit on the Property of any noxious substance in a quantity which would cause serious damage to or pollution of the environment or serious damage to property or serious harm to human health

5. 15.5 Not to discharge or allow to be discharged into any pipe or drain serving the Property any oil grease deleterious or other harmful matter or substance which might cause damage to the environment or be or become a source of danger or injury to those pipes or drains or any part thereof

5.15.6 To pay all reasonable and proper costs incurred by the Lan Landlord (including without limitation costs incurred under Section 61 of the Environmental Protection Act 1990) in respect of damage to or pollution of the environment or damage to property or harm to human health caused by the Property or any substance thereon whether in liquid or solid form or in the form of gas or vapour

5.16 Not at any time without the written consent of the Landlord (whose decision shall be final) to install or use in or on the Property any electrical equipment which would be likely to overload the electric wiring or cabling and in the event of such consent being given to carry out at the expense of the Tenant any consequential works to the wiring and cabling and take such other precautions for the prevention of overloading as the Landlord shall reasonably direct

5.17 Not to deposit my waste paper shavings or other refuse removed from the Property at any place within the Establishment except such place as has been approved for that purpose by the Landlord and not to dispose of any waste oil within the Establishment

5.18 To observe and comply with any bylaws regulations or directions for the time being in force in respect of the Establishment (including those imposed by the Landlord in particular site safety and security regulations) and to use the Tenant's best endeavors to ensure that all persons coming onto the Property with the consent of or at the invitation of the Tenant thereof notwithstanding that such direction or requirement may not be enforceable against Crown prop" and also at all times during the tenancy to conform in all respects with the provisions of and regulations under any general or local Act of Parliament which may be applicable to the Property or any part thereof and not to do or omit to be done on the Property or any part thereof any act or thing whereby or by the omission whereof the Landlord might (if such provisions and regulations were binding on Crown property) become liable to pay any penalty imposed or to bear the whole or any part of any expense incurred by any direction requirement Act or regulation as aforesaid

5.19 At all times during the tenancy to observe and comply with the further obligations (if any) set out in the Second Schedule hereto

5.20 During the last month of the tenancy to allow the Landlord or his agents upon no less than one day's prior written notice to permit the Property to be inspected at any reasonable time by prospective tenant or purchasers PROVIDED THAT the Landlord and all persons authorised by the Landlord shall cause as little disturbance as possible and make good any damage caused

5.21 To pay and indemnify the Landlord in respect of all Value Added Tax or similar tax or assessment on all services and supplies to the Tenant and on the rents payable hereunder and on any other payments under the terms hereof including any such tax incurred by the Landlord which the Landlord is unable to reclaim

5.22 To allow the Landlord and all persons authorised by the Landlord to enter the Property upon no less than one day's prior written notice at any reasonable time for the purpose of :

5.22.1 Ascertaining whether the terms of this Agreement have been complied with; and in particular (but without limitation) for the purpose of ascertaining whether the Tenant has brought into the Property any hazardous equipment materials or other substances

5.22.2 Inspecting the fire appliances and doing repairs pairs or making alterations either to the Property or to any adjoining property or to any apparatus plant equipment fixture and fittings in or under the Property or belonging to the Landlord

PROVIDED THAT the Landlord and all persons authorised by the Landlord shall cause as little disturbance as possible and make good any damage caused

5.23 At the expiration or sooner determination of the Term to yield up the Property:

5.23.1 In repair in accordance with the covenants contained in this Agreement; and

5.23.2 Free from contamination arising as a direct result of the Tenant's use of the Property by substances particularly harmful to:

5.23.2.1 Humans; or
5.23.2.2 The environment; or
5.23.2.3 The Property

Provided that the Tenant will not be responsible for any such contamination exiting at the date of this Agreement

5.24 To pay to the Landlord in addition to any rents or other sums payable under or by virtue of this Agreement the amount of any value added tax (or similar tax whether in substitution for or in addition to it) which shall be chargeable in respect of any supply made by the Landlord to the Tenant under or by virtue of this Lease whether or not the same is chargeable by reference to the amount of such rents or other sums and whether or not as a result of the making of any election and so that amounts under this Clause shall be payable

5.24.1 If chargeable by referent to rents or other sums at the same times as those rents or other sums are, respectively payable

5.24.2 In any other case on demand in writing from time to time by the Landlord

5.25 To provide facilities within the curtilage of the Property for the keeping of refuse in proper receptacles readily accessible for collection

5.26.1 To pay to the Landlord reasonable and proper costs fees expenses and commission (including bailiff 's commission) (including VAT and disbursements) incurred by the Landlord in connection with any of the following:

5.26.1.1 The preparation and service of any notice under Section 146 of the Law of Property Act 1925 or incurred in or in contemplation of proceedings under Section 146 or 147 of that Act or under the Leasehold Property (Repairs) Act 1938 notwithstanding in any such case that forfeiture may be avoided otherwise than by relief granted by the Court

5.26.1.2 The preparation service and negotiation of any notice or schedule relating to dilapidating served during the Term

5.26.1.3 The enforcement of or verifying compliance with any of the Tenant's covenants and conditions herein contained during the currency of the Term

5.26.1.4 Any application for a licence or consent required hereunder from the Landlord whether or not such licence or consent shall be forthcoming

5.26.2 To pay and make good to the Landlord all and every loss and damage whatsoever properly incurred or sustained by the Landlord as a consequence of any breach or non-observation of the Tenant's covenants herein contained

5.26.2.1 Without prejudice to any other right or remedy available to the Landlord to pay to the Landlord all proper and' reasonable expenses proceedings claims damages costs demands loss and any other liabilitiesin respect of

5.26.2.1.1 Damage to the Property or any part of the Establishment caused by any act default or negligence of the Tenant or the servants agents licenses or invitees of the Tenant

5.26.2.1.2 Amy injury to or death of any person damage to any property

5.26.2.2.1 To procure that there is kept in force a policy or policies of insurance with an insurance company or companies covering all matters which are the subject of the indemnities herein contained; and

5.26.2.2.2 To produce to the Landlord from time to time on demand the policy or policies and premiums receipts in respect of such insurance; and

5.26.2.2.3 Duly and punctually to pay the premium or premiums in respect of such policy or policies

6.1 In this Clause a "Forfeiting Event" is any of the following

6.1.1 Any rent is outstanding for twenty-one days after becoming due whether formally demanded or not

6.1.2 A breach by the Tenant of any of the provisions of this Agreement

6.1.3 In respect of an individual Tenant: an application is made for an interim order a bankruptcy petition is presented a proposal is made for a voluntary arrangement; or he enters into a deed of arrangement

- an application is made for an interim order
- a bankruptcy petition is presented
- a proposal is made for a voluntary arrangement; or
- he enters into a deed of arrangement

6.1.4 in respect of a company Tenant: it goes into liquidation (whether compulsory or voluntary) but not a voluntary winding up for the amalgamation or reconstruction of a solvent company a receiver manager administrative receiver or provisional liquidator is appointed; or a voluntary arrangement or a scheme of arrangement is made; or

- it goes into a liquidation (whether compulsory or voluntary) but not a voluntary winding up for the amalgamation or reconstruction os a solvent company
- a receiver manager administrative receiver or provisional liquidator is appointed; or
- a voluntary arrangement or a scheme of arrangement is made; or

6.2 Whenever a Forfeiting Event exists the Landlord may enter the Property (or any part of it) at any time even if a previous right of re-entry has been waived and then the Term will end but any rights which have accrued for breach of any provision of this Agreement will remain including the breach under which the re-entry is made

7.1 Except where otherwise provided by statute the Landlord shall have no liability to the Tenant or its licensees nor to any other person for any accident happening or injury suffered in or on the Property

7.2 It shall be lawful of the Landlord or any person claiming under him at any time during the continuance of this tenancy to build upon or otherwise use the adjoining or any adjacent land of the Landlord in any way he may think fit whether or not the access of light or air to any building for the time being on the Property shall be thereby obstructed interfered with or destroyed

7.3 Nothing herein contained shall be construed or be deemed to have effect so as to render any of the provisions of the Planning Act applicable to the interest of the Landlord in the Property or in any way to restrict or otherwise prejudicially affect any Crown privilege or exemption enjoyed by the Landlord

7.4 For the purpose of this Agreement references to the Planning Act shall be deemed to include references to any Act or Acts for the time being amending or re-enacting the same and any Orders Regulations or directions issued thereunder

7.5 Any notice required to be given under this Agreement shall be in writing and my notice to the Tenant shall be deemed to be sufficiently served if addressed to the Tenant and left at or sent by registered or recorded delivery post to the Property or to other last known address or place of abode or business in England and Wales of the Tenant and any notice to the Landlord shall be deemed to be sufficiently served if forwarded by registered or recorded delivery post to Poston Down Science Park Managers Porton Down Wiltshire SP4 OJQ and (unless non-delivery is proved) a notice so sent by post shall be deemed to be given at the time when it ought in due course of post to be delivered at the address to which it is sent

7.6 Having been authorised to do so by an order of the Salislum County Court made 10-09-2001 under the provisions of Section 38(4) Landlord and Tenant Act 1954 (as amended) the parties hereto agree and declare that the provisions of Sections 24-28 of - that Act shall be excluded in relation to this Agreement

7.7.1 Nothing in this Agreement shall release the Tenant from his obligation under statutory requirements for health and safety and the Tenant shall provide written notice to the Landlord of any health or safety hazards associated with equipment materials other substances brought on to the Property or supplied to or used by the Landlord, and the Tenant warrants that any equipment materials or substances which the Tenant brings on to the Property are not a safety hazard

7.7.2 Without prejudice to the generality of the foregoing the Tenant will comply in all respects with the provisions of the Construction (Design and Management) Regulations 1994 (the "CDM Regulations") whenever they shall apply to any works carried out on or in relation to the Property (other than by the Landlord and (without limitation)

7.7.2.1 the Tenant hereby acknowledges and declares that the Landlord will not be acting as the client in respect of any such works for the purpose of the CDM Regulations

7.7.2.2 that the Health and Safety Executive will be notified of the works in accordance with the CDM Regulations including (without limitation) notice of the person who is acting as the client in respect of the works

7.7.2.3 to supply the Landlord a copy of such notice

7.7.3 The Tenant agrees that any health and safety file required to be prepared pursuant to the CDM Regulations (a "Health and Safety File") will be prepared in respect of any such works and:

7.7.3.1 to maintain and update the Health and, Safety File as necessary whenever any further works are carried out by or on behalf of the Tenant or any undertenant at the Property and in any event forthwith upon being reasonably required to do so by the Landlord from time to time

7.7.3.2 at its own cost to make available the Health and Safety File for inspection from time to time by the Landlord and those authorised by it and to supply to the Landlord a copy of the Health and Safety File together (at the Landlord's cost) with such additional copies as the Landlord shall from time to time request and

7.7.3.3 at the expiry or sooner determination of the Term to deliver to the Landlord all Health and Safety files and copies thereof relating to the Property which are or which ought to be held by the Tenant and to deliver the same to any assignee of the Property on completion of an assignment

7.8 If the Property or any part thereof is damaged then the rent payable hereunder or a fair proportion thereof (such proportion to be determined by the Landlord) will be suspended until the damage is made good

8. The Guarantor (if any) hereby guarantees to the Landlord that the Tenant will pay the Rent reserved by and observe and perform all of the covenants and stipulations on the pan of the Tenant contained in this Agreement throughout the Term

9. By entering into this Tenancy Agreement the Tenant will be entitled at no extra cost to the Tenant such mentoring support as the Landlord considers appropriate for the Tenant from the New Sarum Enterprises ("NSE") as was agreed between the Tenant and the Landlord (before the date on which this Tenancy Agreement is completed) to be made available to the Tenant For the avoidance of misunderstanding the mentoring support referred to in this clause, 9 should only relate to mentoring support agreed to be given to the Tenant by NSE on behalf or in the name of the Landlord under arrangements agreed between the Landlord and NSE under the DTI BMI challenge and shall not relate to any other mentoring support provided to the Tenant by NSE and any other arrangements

THE FIRST SCHEDULE above referred to

Description of Property

The land briefly described in the Particulars together with all buildings thereon or on some part thereof AND TOGETHER ALSO with:

1 The right (in common with the Landlord and all other persons from time to time entitled to the like right) of ingress and egress for the Tenant on foot only to and from the Property and such other parts of the Building as the Tenant is entitled to use along and through the common access ways entrance staircases passages and lobbies of the Building

2. The right (in common as aforesaid) of passage of gas electricity water drainage air smoke or other effluvia from and to the Property through the Conduits now or hereafter running through under or over other parts of the Building and serving the Property

3. The right (in common as aforesaid) to use such lavatories within the Building as may from time to time be allocated by the Landlord for use by the Tenant

4. The right to park private motor vehicles in such car parking areas in the Establishment as shall be designated for the use of tenants on the Establishment generally (but without liability to provide any minimum number of such spaces) together with the right (in common with the Landlord and all others now or hereafter authorised in that behalf by the Landlord or otherwise so entitled) of access to and egress from such parking spaces to and from the public highway over and along such parts of the curtilage of the Establishment as may from time to time be designated by the Landlord for that purpose RESERVING nevertheless unto the Landlord

(a) the right at all times during the tenancy to use all Conduits now existing on in or under the Property or any part thereof or the buildings thereon and used for the benefit of any adjoining property of the Landlord and also the right to lay construct maintain and use in or under the Property and the buildings thereon additional Conduits for the use of such adjoining property with the right to enter upon the Property and the said buildings and to excavate therein or thereunder for any of the purposes aforesaid the Landlord making king good any damage thereby caused to the surface of the Property or to the said buildings

(b) The right to enter onto the Property at reasonable times with environmental consultants appointed by the Landlord with or without vehicles and appropriate equipment and machinery on giving reasonable notice for the purpose of carrying out tests 'and examinations (the Landlord making good any damage caused thereby) and specifying the remediation works (if any) required to restore the Property to the state and condition required by the Tenant's obligations under this Agreement PROVIDED THAT the Landlord shall cause as little disturbance as possible and make good any damage caused

(c) The right to enter onto the Property at reasonable times with surveyors consultants workmen and others to carry out ground tests and surveys and drilling boreholes and other examinations upon giving reasonable notice to the tenant causing as little disturbance as possible and making good all damage thereby occasioned

(d) The right to enter onto the Property at all reasonable times and upon not less than one day's prior written notice with or without workmen machinery and equipment for the purposes referred to in Clause 5.3 above

THE SECOND SCHEDULE above referred to

(Further obligations of the Tenant)

1. To Obtain all regulatory and supervisory approvals, licences and consents for the Permitted Use.

2. If the Landlord shall at any time during the tenancy provide a non-domestic supply of gas and water to the Property or shall undertake non-domestic drainage services for the benefit of the Property to pay to the Landlord the cost of all such services so provided as measured by meters in the case of gas and electricity as aforesaid at a rate of charge for each supply or service to be fixed from time to time by the Landlord and notified to the Tenant which respective rates of charge shall not exceed those levied by the Landlord in respect of similar supplies and services to other properties on the Establishment all such payments to be made on demand PROVIDED ALWAYS WAYS that nothing contained in this Agreement shall be deemed: (a) to impose on the Landlord any obligation or liability whatsoever to provide all or any of such supplies and services as aforesaid to the Property or otherwise for the use of the Tenant; or (b) to imply any guarantee or obligation as to the continuity pressure quality or quantity of any such supplies or services.

3. To pay to the Landlord all telephone charges including line rental and standing charges in respect of telephone services used by the Tenant